Exhibit 10.21
ALLONGE
(Term Note)
     THIS ALLONGE is made and entered into as of the 19th day of October, 2007, by and between US BIO WOODBURY, LLC, a Michigan limited liability company (“Borrower”) and AGSTAR FINANCIAL SERVICES, PCA (“Lender”).
RECITALS
     A. Borrower previously executed and delivered to Lender a Term Note in the original principal amount of $28,000,000.00, dated November 1, 2006 (the “Note”) to which this Allonge is attached.
     B. Borrower has requested that Lender amend certain terms of the Note; and, Lender is willing to make such modifications to the terms of the Note, all in accordance with the terms and conditions of this Allonge.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Allonge and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower and Lender, the parties agree as follows:
     1. Modification of Note. Notwithstanding any of the provisions of that certain Master Loan Agreement dated as of November 15, 2005, as amended by that certain Amendment No.1 and Waiver to Master Loan Agreement dated as of July 31, 2006, and as further amended by that certain Amendment No. 2 to Master Loan Agreement dated October 19, 2007 (as amended, the “MLA”); or that certain Third Supplement to Master Loan Agreement (Term Loan) dated November 1, 2006, as amended by certain Amendment No. 1 to Third Supplement to the Master Loan Agreement effective as of October 19, 2007 (as amended, the “Third Supplement”), the following shall be added as section 19 of the Note:
In addition to all other payments of principal and interest required under this Note, at the end of the first full fiscal quarter following the Conversion Date, and continuing each fiscal quarter thereafter until the Maturity Date, Borrower shall remit to Lender within five (5) days of delivery of the Financial Statements used to calculate the applicable Excess Cash Flow, an amount equal to one hundred percent (100%) of Borrower’s Excess Cash Flow, calculated based upon, with respect to the first three fiscal quarters of each fiscal year of Borrower, that fiscal quarter’s interim Financial Statements, on or before sixty (60) days after the end of each such fiscal quarter of Borrower and, with respect to the fourth fiscal quarter of Borrower, the annual Financial Statements of Borrower required to be delivered pursuant to Section 5.01(c)(i) of the MLA, on or before one hundred and twenty (120) days after the end of each fiscal year of Borrower (the “Excess Cash Flow Payment”), provided however, that the total Excess Cash Flow Payments required hereunder shall not exceed One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) in any fiscal quarter or Five Million and No/100 Dollars ($5,000,000.00) in any fiscal year (the “Maximum Excess Cash Flow Payment”). One hundred percent (100%) of the Excess Cash Flow Payment shall be applied to the reduction of the outstanding principal balance of the Term Loan in the inverse order of maturity. The Excess Cash Flow Payment shall be re-calculated annually based upon the fiscal year-end Financial Statements required by Section 5.01(c)(i) of the MLA. If any such recalculation evidences an underpayment by Borrower for such fiscal year, then any time after the annual Financial Statements are required to be delivered pursuant to Section 5.01(c)(i) of the MLA, Borrower shall within thirty (30) days of Lender’s request remit to Lender any additional amounts, resulting from such underpayment, to Lender under this Section in an amount not to exceed the Maximum Excess Cash Flow Payment. If any such recalculation by Borrower or Lender evidences an overpayment by Borrower for such fiscal year, Borrower may reduce its next Excess Cash Flow Payment due by the amount of such overpayment until the entire overpayment is applied. Any Excess Cash Flow Payment or any other payment from Excess Cash Flow shall not constitute a prepayment with respect to which a prepayment fee under section 2.09 of the MLA and section 11 of the Third Supplement is required to be paid. Notwithstanding the foregoing, the requirement to make an Excess Cash Flow Payment for any fiscal quarter shall not apply if Borrower’s Owner’s Equity is greater than or equal to sixty percent (60%), but will be reinstated if Owner’s Equity falls below sixty percent (60%), in each case measured for such fiscal quarter or year end, as the case may be.
     2. Remaining Terms. All other terms and provisions of the Note shall remain in full force and effect, enforceable by Lender against Borrower as fully as though no amendments had been made hereby, and this Allonge shall not be deemed to hinder, compromise or lessen the enforceability of the Note, or any mortgage, security interest, guaranty or other Loan Document securing repayment of the Note, in any way.
     IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be duly executed and delivered as of the date and year first above written.
BORROWER:
US BIO WOODBURY, LLC,
a Michigan limited liability company
/s/ Kelly S. Langley
By: Kelly S. Langley
   Its: Treasurer